UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2025

The Marygold Companies, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-41318	90-1133909
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

120 Calle Iglesia

Unit B

San Clemente, CA 92672

(Address of Principal Executive Offices and Zip Code)

(949) 218-8542

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	MGLD	NYSE American LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule l2b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry Into a Material Definitive Agreement.

On June 19, 2025, The Marygold Companies, Inc., a Nevada corporation (“Company”), entered into a stock purchase agreement (“Agreement”) with SKCAL LLC, an Arizona limited liability company (“SKCAL”), pursuant to which the Company has agreed to sell to SKCAL all of the shares stock that it owns in its wholly-owned subsidiary, Brigadier Security Systems (2000) Ltd., a Canadian registered corporation (“Brigadier”), including 10,000 Class B shares, 597,218 Class F shares, and 269,999 Class H shares (“Shares”). Scott Schoenberger, a director and an approximately 11% shareholder of the Company, is the sole member of SKCAL. The closing (“Closing”) of the sale of the Shares is expected to take place on July 1, 2025, (“Closing Date”).

Pursuant to the Agreement, the purchase price for the Shares to be acquired by SKCAL at Closing will be $2,220,000 subject to certain adjustments thereto. An initial payment of $220,000 is due three business days following the execution and delivery of the Agreement by the parties. An additional $1,000,000 is payable on the Closing Date. A final payment of $1,000,000 is payable on September 1, 2025, subject to adjustment upward or downward thereto in the event of a difference between the Closing Date schedule of Brigadier’s current assets and liabilities as of June 30, 2025, (“Target Balance Sheet”) and the schedule of Brigadier’s audited current assets and liabilities as of June 30, 2025, (“Final Balance Sheet”) including adjustments in the event accounts receivable become uncollectable and/or any liabilities arise prior to Closing but which were not set forth on such Target Balance Sheet.

The Agreement may be terminated at any time prior to Closing by mutual consent of the parties; by SKCAL if there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement of the Company set forth in the Agreement not cured within 30 days, if any closing condition on the part of the Company has not been fulfilled by the Closing Date, or in the event of a material adverse change in the business, assets, liabilities or the operations of Brigadier before Closing; or by the Company if there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement of SKCAL not cured within 30 days, any Closing condition of SKCAL has not been fulfilled by the Closing Date, or the Company’s audit committee or a majority of disinterested directors disapprove of the transaction. In the event of the termination of this Agreement pursuant to the foregoing there shall be no liability by one party to the Agreement to the other party.

On June 17, 2025, the independent members of the board of directors of the Company completed their review of an independent valuation of the fair market value of Brigadier and based upon such valuation and their review of the terms of the proposed transaction, approved the transaction. The audit committee of the Company will continue to have oversight of the transaction through the Closing Date.

The Agreement contains certain representations, warranties, covenants, and rights to indemnification by both of the parties and is subject to customary closing conditions.

The description of the Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by this reference.

Section 7 – Regulation FD

Item 7.01 – Regulation FD.

On June 20, 2025, the Company issued a press release announcing the Company’s entry into the Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K

The information disclosed under this Item 7.01, including Exhibit 99.1, is being “furnished” only and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Securities Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference in any filing under the Securities Act or Securities Exchange Act, except as expressly set forth by specific reference in such filing.

Section 8 – Other Events

Item 8.01 – Other Events.

In the view of management of the Company, the sale of Brigadier does not constitute the disposition of a “significant” amount of assets within the meaning set forth in Item 2.01 of the Form 8-K and Brigadier is not deemed a “significant” subsidiary within the meaning set forth under Rule 11-02(b)(2) and Rule 1-02(w) of Regulation S-X. Nevertheless, the Company is providing this disclosure voluntarily under Item 8.01 of this Form 8-K. Management believes that the disposition of Brigadier aligns with its current corporate strategy to direct resources and focus on its financial services sector.

The Company expects that the proceeds from the sale of Brigadier will be used to pay down corporate debt and for general corporate purposes.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Stock Purchase Agreement, dated June 19, 2025, by and between The Marygold Companies, Inc. and SKCAL LLC
99.1	Press Release dated June 20, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 20, 2025	THE MARYGOLD COMPANIES, INC.

	By:	/s/ Nicholas D. Gerber
Nicholas D. Gerber
Chief Executive Officer (Principal Executive Officer)